Exhibit 10.12

CREDIT FACILITY

ESTABLISHED

BY

SPRING STREET PARTNERS, L.P.

AS LENDER

IN FAVOR

OF

DILIGENT BOARD MEMBER SERVICES, INC.

AS BORROWER

TABLE OF CONTENTS

(i)

(ii)

Schedule		Description
Schedule “A”	-	Form of Opinion
Schedule “B”	-	Litigation
Schedule “C”	-	Owned Properties
Schedule “D”	-	Leased Properties
Schedule “E”	-	Form of Promissory Note
Schedule “F”	-	Form of Drawdown Request
Schedule “G”	-	Permitted Encumbrances
Schedule “H”	-	Location of Assets
Schedule “I”	-	Intellectual Property
Schedule “J”	-	Licenses
Schedule “K”	-	Subsidiaries
Schedule “L”	-	Predecessor/Trade Names

(iii)

CREDIT AGREEMENT

THIS AGREEMENT dated as of the 12th day of March, 2010.

BETWEEN :

DILIGENT BOARD MEMBER SERVICES, INC.

(the “Borrower”)

– and –

SPRING STREET PARTNERS, L.P.

(the “Lender”)

WITNESSES THAT in consideration of the establishment of the Credit Facility by the Lender in favor of the Borrower and for good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the parties agree as follows:

ARTICLE ONE

INTERPRETATION

Section 1.01        Definitions

For the purposes of this Agreement and where the context does not otherwise require, the following terms shall have the following meanings:

(1)
“Affiliate” of a Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the first Person, and for purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, through the ownership of shares or similar equity interests.

(2)	“Agreement” means this agreement and the schedules hereto and any amendments, restatements, modifications or supplements to this agreement or the schedules at any time and from time to time.

(3)
“Applicable Law” means, at any time, with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees and (insofar as they have the force of law) all applicable official directives, rules, consents, approvals, by-laws, permits, authorizations, guidelines, orders and policies of any Governmental Authority or Persons having authority over any of the parties hereto.

(4)
“Average Daily Balance” means, over any given period of time, the sum of the daily principal balances of the Outstanding Borrowings as of 5:00 p.m. New York time for each day during such time period, divided by the number of days in such time period.

(5)
“Books and Records” mean all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the collateral charged by the Security which are at any time owned by the Borrower or to which the Borrower (or any Person on the Borrower’s behalf) has access.

(6)	“Borrower” means Diligent Board Member Services, Inc.

(7)	“Borrowings” means advances of money under the Credit Facility.

(8)	“Business Day” means a day on which banks are open for business in New York City, New York, other than a Saturday, Sunday, statutory or legal holiday.

(9)
“Capitalized Lease Obligations” means monetary obligations under any agreements for the lease or rental of real or personal property that in accordance with GAAP are required to be classified and accounted for as capital leases.

(10)	“Closing Date” means March 12, 2010 or such earlier or later date as may be mutually agreed upon by the Lender and the Borrower.

(11)	“Commitment” means the commitment of the Lender to advance to the Borrower the principal amount of up to US$1,000,000 pursuant to the terms of this Agreement.

(12)
“Commitment Fee” means a fee of 0.5% per annum of the unused portion of the Commitment.  For any given time period, the Commitment Fee shall be calculated by taking the product of (x) 0.5%, (y) [the number of days in such time period divided by 360], and (z) [$1,000,000 minus the Average Daily Balance during such time period].  The Commitment Fee shall accrue daily in arrears.

(13)	“Consolidated” means when used to describe the calculation of any amount relating to the Borrower, consolidated, in accordance with GAAP.

(14)
“Contaminant” includes, but is not limited to, any pollutant, dangerous, toxic or hazardous substance or waste of any description whatsoever, hazardous materials or contaminants including any of the foregoing as defined in any Environmental Law.

(15)	“Credit Facility” means the Credit Facility made available by the Lender to the Borrower pursuant to the terms of this Agreement.

(16)
“Default” means any of the events described in Section 10.01 regardless of whether any requirement in connection with such event for the giving of notice, the lapse of time, or both, has been satisfied or met.

(17)
“Default Rate” means the per annum rate of interest equal to the Interest Rate plus, to the extent permitted by law, 5.0% per annum, but in no event shall such rate exceed the maximum rate permitted by Applicable Law.

(18)	“Demand” means any communication of demand for payment of all or any portion of the Outstanding Obligations, made in writing by the Lender.

(19)
“Drawdown” means the Lender’s advance of funds to the Borrower in accordance with this Agreement and a drawdown request (each, a “Drawdown Request”) made by the Borrower in the form of that set forth as Schedule “F” hereto.

(20)
“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including the movement through or in the air, soil, subsoil, surface water or groundwater.

(21)
“Environmental Laws” means any and all federal, provincial, state, municipal, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions having the force of law relating to the environment, occupational health and safety, health protection or any Environmental Activity.

(22)
“Event of Default” means any of the events specified in Section 10.01, provided that any requirement in connection with such event for the giving of notice, the lapse of time or both, has been satisfied or met.

(23)	“Financial Year” of an entity means the 12-month period ending on the fiscal year end of that entity in each year.

(24)	“GAAP” means generally accepted accounting principles which are in effect in the United States from time to time and applied in a consistent manner from period to period.

(25)
“Governmental Authority” means any nation or government, any province, state, municipality, local or other political subdivision thereof and any agency, instrumentality or other entity thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(26)
“Guarantee” means, with respect to a Person, any absolute or contingent liability of that Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person and including any absolute or contingent obligations to:

(i)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person,

(ii)
purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any other Person to make payment of Indebtedness or to assure the holder thereof against loss, or

(iii)
indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable such other Person to incur or pay any Indebtedness or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of such Indebtedness.

Each Guarantee shall be deemed to be in an amount equal to the amount of the Indebtedness in respect of which the Guarantee is given, unless the Guarantee is limited to a determinable amount in which case the amount of the Guarantee shall be deemed to be the lesser of the amount of the Indebtedness in respect of which the Guarantee is given and such determinable amount.

(27)	“Indebtedness” of a Person means, without duplication,

(i)
all debts, liabilities and obligations, direct, indirect, liquidated, unliquidated, contingent and other, including principal, interest, charges and fees, which in accordance with GAAP would be classified upon the Person’s balance sheet as liabilities including, without limitation, all Capitalized Lease Obligations and all Guarantees of such debts, liabilities and obligations; and

(ii)
all obligations secured by any Security Interest, including principal, interest, charges and fees, existing on property owned or acquired by the Person subject to such Security Interest whether or not the Person has assumed or otherwise become liable for the payment of such obligations.

(28)	“Intellectual Property” means for the Borrower and, if applicable, each of its Subsidiaries:

(i)	inventions, discoveries, methods, letters patent, applications for letters patent, renewals, reissues, extensions, divisions, continuations and continuations-in-part;

(ii)	trademarks and service marks (and the goodwill pertaining thereto), trade names or corporate names and any application, registration, or renewal pertaining thereto;

(iii)
copyright in works, including, but not limited to, computer software, documentation, source code, object code and all registrations and recordals thereof and any programmable media, paper or other media on which such works are fixed;

(iv)	industrial designs, integrated circuit topographies and any registration thereof;

(v)	trade secrets, including know-how, ideas, plans, algorithms, hardware, firmware and architectures, whether in written, graphic or oral form;

(vi)	applications or registrations set out in Schedule “I”;

(vii)	any future developments or improvements relating to intellectual and industrial property set out in (i) to (vi) above;

(viii)	the right to take action for any infringement of rights in intellectual and industrial property prior to execution of this Agreement; and

(ix)
any option or right to make, use, sell, copy, modify, distribute, have made, create derivative works from or sublicense any intellectual or industrial property, including, without limitation, all rights acquired under any License Agreement in New Zealand, the United States and all other countries worldwide.

(29)	“Interest Payment Date” means the first Business Day of each April, July, October and January during the Term.

(30)	“Interest Rate” means an interest rate of 9.50% per annum.

(31)	“Interim Interest” means the interest payable at the Interest Rate for the period, if any, between the Closing Date and the first Interest Payment Date.

(32)	“Lender” means Spring Street Partners, L.P.

(33)
“License Agreements” means all agreements pursuant to which the Borrower has obtained rights or an option to acquire rights or has granted to a Person rights or an option to acquire rights to use any Intellectual Property owned by a Person or the Borrower, respectively.

(34)	“LLC Agreement” means that certain Prepayment and Amendment Agreement, dated February 9, 2010, by and between the Borrower and Services Share Holding LLC.

(35)	“Maturity Date” means the date which is eighteen (18) months from the Closing Date.

(36)	“Note” means the promissory note of the Borrower substantially in the form set forth in Schedule “E”.

(37)	“Outstanding Borrowings” means, at the time of determination, the outstanding principal amount of the Credit Facility.

(38)
“Outstanding Obligations” means the aggregate of (i) Outstanding Borrowings, (ii) all unpaid interest and fees thereon as herein provided, (iii) all other indebtedness, liabilities and obligations (including without limitation under any indemnities) and all other fees (including Commitment Fees), charges and expenses required to be paid by the Borrower to the Lender hereunder or pursuant to the Security or any other written agreements now or hereafter entered into between the Borrower and the Lender pertaining to the Credit Facility.

(39)
“Permitted Asset Sale” means (a) any license of Intellectual Property in the ordinary course of the Borrower’s business or (b) a sale, transfer, lease, contribution or other conveyance by the Borrower of any asset, real or personal, excluding Intellectual  Property, which satisfies any one of the following conditions:

(i)	such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business;

(ii)	such sale, transfer, lease, contribution or conveyance is between the Borrower and any Affiliate of the Borrower; or

(iii)
the net proceeds from any sale, transfer, lease, contribution or conveyance are applied to acquire replacements of any assets which are the subject of such sale, transfer, lease, contribution or conveyance.

(40)	“Permitted Encumbrances” means:

(i)
inchoate or statutory priorities, liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(ii)
the right reserved to, or vested in, any municipality or Governmental Authority by the terms of any lease, license, franchise, grant, or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof;

(iii)
inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, material men and others in respect of construction, maintenance, repair or operation of assets or properties, or other like possessory liens and public utility liens provided the same are being contested by the Borrower in good faith by appropriate and timely proceedings;

(iv)
security given to a public utility or other Governmental Authority or other public authority when required by such utility or Governmental Authority in connection with the operations of the Borrower in the ordinary course of business;

(v)	title defects which are of a minor nature and in the aggregate will not materially impair the value or use of the property for the purposes for which it is held;

(vi)	the Security;

(vii)
Security Interests securing Purchase Money Obligations up to a maximum aggregate amount of US$300,000, provided the Security Interest charges only the asset which is the subject of the Purchase Money Obligations and no other asset;

(viii)	Security Interests identified in Schedule “G” annexed hereto;

(ix)	Security Interests, other than those described in this subsection 1.01(40), the existence of which have been disclosed in writing to the Lender and consented to by the Lender in writing; and

(x)	Security Interests securing Capitalized Lease Obligations.

(41)	“Permitted Indebtedness” means the following Indebtedness of the Borrower:

(i)	the Outstanding Obligations;

(ii)	current accounts payable arising in the ordinary course of business from the purchase of goods and services;

(iii)	any other Indebtedness specifically permitted hereunder;

(iv)	Capitalized Lease Obligations and Purchase Money Obligations, including, without limitation, Indebtedness to non-vendor third parties incurred to finance the acquisition of new assets;

(v)	Subordinated Debt; and

(vi)	Indebtedness in respect of which the Lender has given its prior written consent as to existence and ranking.

(42)
“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity.

(43)	“Property” means any personal or real property owned, leased, occupied or under the charge, management or control of the Borrower.

(44)
“Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or Indebtedness to non-vendor third parties incurred to finance the acquisition of such new or replacement real and/or personal property or any refinancing of such Indebtedness or outstanding balance.

(45)
“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place, escape, leach, disperse, migrate and exhaust, and when used as a noun (as applicable) has the same meaning.

(46)
“Security” means the security and agreements described in Article Nine and any additional security issued from time to time by any Person in support of the liabilities and obligations of the Borrower hereunder.

(47)
“Security Interest” includes a mortgage, charge, floating charge, pledge, hypothecation, assignment, lien, encumbrance, conditional sale agreement or other title retention agreement, subordination trust or other security interest or arrangement of any kind or character intended to create a security interest in substance regardless of whether the person creating the interest retains an equity of redemption, and any agreement to provide or enter into at any time or on the happening of any event such a security interest or arrangement.

(48)
“Subordinated Debt” means (i) Indebtedness (and any related Security Interest) which has been validly and absolutely postponed and subordinated in right of security, payment and collection and in all other respects to the repayment in full of the Outstanding Obligations and any refinancing thereof which is subordinated and postponed to the same extent and (ii) all other debt subordinated to the Outstanding Obligations which the Lender is prepared to include within the definition of “Subordinated Debt” in its sole and unfettered discretion.

(49)	“Subsidiary” means a body corporate which is a subsidiary of the Borrower or another body corporate.

(50)
“Tax” and “Taxes” include all present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax and all penalties, interest and other payments on or in respect thereof.

(51)	“Term” means a period of eighteen (18) months from and after the Closing Date.

(52)	“United States Dollars”, “US Dollars” and “US$” each means lawful money of the United States of America.

(53)	“Written” and “In Writing” shall include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telecopy.

Section 1.02        United States Currency

Unless otherwise specified herein, all amounts and values referred to in this Agreement shall be calculated in US Dollars.

Section 1.03        Interest Calculation

All annual rates of interest or other periodic fees referred to herein are based on a calendar year of 360 days (unless specifically stated otherwise).  Interest on the Outstanding Borrowings shall accrue daily in arrears.

Section 1.04        Headings and Table of Contents

The division of this Agreement into Articles and Sections and the provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 1.05        References

All references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions mean and refer to this Agreement.

Section 1.06        Number and Gender

Where the context so requires, words importing the singular include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders.

Section 1.07        Maximum Interest Rate

(1)
In the event that any provision of this Agreement would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid under Section 5.01 of this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of the Applicable Law;

(2)
If, notwithstanding the provisions of clause (1) of this Section and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by the Lender to the reduction of the principal balance of the Outstanding Borrowings and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower; and

(3)
Any amount or rate of interest referred to in this Section shall be determined in accordance with GAAP at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined under Applicable Law) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the Term of this Agreement and, in the event of dispute, a certificate of a nationally recognized independent auditor appointed by the Lender shall be conclusive for the purposes of such determination.

Section 1.08        Schedules

The Schedules forming part of this Agreement are as follows:

Schedule		Description

Schedule “A”	–	Form of Opinion
Schedule “B”	–	Litigation
Schedule “C”	–	Owned Properties
Schedule “D”	–	Leased Properties
Schedule “E”	–	Form of Promissory Note
Schedule “F”	–	Form of Drawdown Request
Schedule “G”	–	Permitted Encumbrances
Schedule “H”	–	Location of Assets
Schedule “I”	–	Intellectual Property
Schedule “J”	–	Licenses
Schedule “K”	–	Subsidiaries
Schedule “L”	–	Predecessor/Trade Names

ARTICLE TWO

CREDIT FACILITY

Section 2.01        Credit Facility.

Subject to the provisions of this Agreement, and in reliance upon the representations and warranties made under this Agreement, the Lender agrees to make available to the Borrower a revolving term Credit Facility in the principal amount of US$1,000,000 and allow Borrower to borrow, repay and re-borrow from the Lender in an amount up to, but not exceeding, the Commitment, with any such borrowed monies to be advanced to the Borrower by the Lender in one or more Borrowings during the Term.

Section 2.02        Illegality

If the introduction of or any change in any Applicable Law or in the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof, makes it unlawful or prohibited for the Lender to make, to fund or to maintain its Commitment or to perform any of its obligations under this Agreement, the Lender may, by thirty (30) days written notice to the Borrower (unless the provision of the Applicable Law requires earlier prepayment in which case the notice period shall be such shorter period as required to comply with the Applicable Law), terminate its obligations under this Agreement and in such event, the Borrower shall prepay such Borrowing forthwith (or at the end of such period as the Lender in its discretion agrees), without notice or penalty, together with all accrued but unpaid interest and fees as may be applicable to the date of payment.

ARTICLE THREE

PROCEDURES APPLICABLE TO BORROWINGS

Section 3.01        Written Instructions

The Lender shall act upon the written instructions of the Chief Executive Officer or Chief Financial Officer of the Borrower or any Person whom the Chief Executive Officer or Chief Financial Officer has identified in writing as being a Person authorized to give instructions regarding matters contemplated by this Agreement, including, without limiting the generality of the foregoing, the Credit Facility.  The Lender shall not be responsible for any error or omission relating to such instructions.  The Borrower may revoke the authority of any authorized Person by notifying the Lender in writing, which notice shall be effective immediately.

Section 3.02       Drawdown Procedure

All requests for a Drawdown under the Credit Facility shall be made by the Borrower.  The Borrower shall submit to the Lender a Drawdown Request, no later than 12:00 noon, New York time, no less than three (3) Business Days prior to the proposed Drawdown date.  Each such Drawdown Request shall be given and signed by the Borrower and shall specify (i) the aggregate principal amount of the Drawdown requested from the Lender (which amount shall not be in excess of the unused portion of the Commitment), (ii) the proposed Drawdown date of such funds, (iii) the wire transfer instructions for payment and (iv) such other matters as are set forth on the form of Drawdown Request attached hereto as Schedule “F”.  Each Drawdown Request shall be in a minimum aggregate amount of $100,000 or a higher integral multiple of $100,000.  The Lender shall conclusively be entitled to rely upon such Drawdown Request from the Borrower and shall have no liability to the Borrower for acting in accordance with any such Drawdown Request.

ARTICLE FOUR

PAYMENTS

Section 4.01        Repayment

Fees, interest and principal amounts due pursuant to Credit Facility shall be repaid as follows:

(1)
if applicable, by way of a payment of Interim Interest on the Average Daily Balance at the Interest Rate in arrears, for the period commencing on the Closing Date, through and including the day preceding the first Interest Payment Date;

(2)
by way of quarterly interest-only payments, made in arrears, each such payment to be made on the applicable Interest Payment Date and in the amount calculated by taking the product of (i) the Average Daily Balance since the prior Interest Payment Date and (ii) the Interest Rate, and dividing that number by 4; and

(3)	by way of quarterly payments, made in arrears on each Interest Payment Date, of the Commitment Fee, in each case calculated over the period of time since the most recent payment of the Commitment Fee.

All Outstanding Obligations shall be repaid in full by the Borrower no later than the Maturity Date.

Section 4.02        Prepayment

Notwithstanding anything herein to the contrary, 100% of the net proceeds of the disposition of any asset of the Borrower, or any Subsidiary of the Borrower, other than proceeds generated by Permitted Asset Sales, shall be paid to the Lender forthwith upon receipt as a permanent reduction of the Credit Facility.

At any time, upon five (5) business days prior written notice to the Lender, the Borrower may prepay the Credit Facility, in whole or in part.  Any partial prepayments shall go first to paying any accrued but unpaid interest and fees, with any remainder being used to reduce the amount of the Outstanding Borrowings.  At any time, upon five (5) business days prior written notice to the Lender, the Borrower may terminate this Agreement and the Credit Facility by paying to the Lender (i) the entire amount of the Outstanding Obligations, (ii) an early termination fee in the amount of the Commitment Fee, as measured over the period of time from the date of prepayment until the Maturity Date and assuming that the Average Daily Balance during such time period is $0, and (iii) any and all other monies owed to the Lender in connection with the Credit Facility.

Section 4.03        Payments Generally

Subject to Section 4.05, each payment under this Agreement shall be made at or before 1:00 p.m. (New York time) on the applicable Interest Payment Date, in arrears.

The Borrower shall make all payments required to be made hereunder electronically to Spring Street Partners, L.P. at:

[REDACTED]

Section 4.04        No Credit for Trust Funds

For greater certainty, payments of any nature whatsoever made by the Borrower to the Lender which the Lender is required to pay to any Person by reason of any trust imposed by law or by any Person upon amounts received by the recipient from the Borrower, shall not be credited against, or deemed to be payment on account of, all or any portion of the Outstanding Borrowings.  All reasonable costs and expenses incurred by the Lender or its representatives and attorneys in connection with the repayment of such monies to any Person shall be for the account of the Borrower and payable on demand.  Interest shall accrue on these costs and expenses, until paid, at the Default Rate.

Section 4.05        Payments of Principal and Interest

The Borrower shall make payments of the Outstanding Obligations as contemplated by Section 4.01 and Section 4.03, and in accordance with the terms and provisions of the Note, until the Credit Facility is paid in full.

Section 4.06        Use of Proceeds

The proceeds of the Credit Facility shall exclusively be used by the Borrower to fund working capital, including, without limitation, the purchase of equipment.  For greater certainty, the Borrower covenants and agrees that no part of the Credit Facility shall be used to redeem or pay dividends upon any issued and outstanding shares in the capital of the Borrower.

Section 4.07        The Credit Facility and the Note

The obligation of the Borrower to repay the unpaid principal amount and interest on the Credit Facility shall be evidenced by the Note.  The Lender may, and is hereby authorized by the Borrower to, endorse on the grid appended to the Note appropriate notations regarding the Credit Facility and the dates and amounts of any Drawdowns made hereunder; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note.

Section 4.08        Other Payment Terms

Notwithstanding any other provisions of this Agreement, the Borrower shall make all payments due to the Lender in US Dollars, which payments shall be made in immediately available funds, in the manner set forth in Section 4.03.

ARTICLE FIVE

INTEREST, FEES AND EXPENSES

Section 5.01        Interest on Overdue Amounts

Upon an Event of Default relating to the payment of principal, interest or any other amount due under this Agreement, the Borrower shall pay interest on such overdue amount both before and after judgment at the Default Rate, computed from the date such amount becomes overdue for so long as such amount remains overdue.  Such interest shall be payable upon Demand by the Lender and shall be compounded on each Interest Payment Date.

Section 5.02        Reimbursement of Expenses

All reasonable statements, reports, certificates, Security registrations, opinions and other documents or information required to be furnished to the Lender by the Borrower under this Agreement shall be supplied without cost to the Lender.  The Borrower agrees to pay all of the Lender’s reasonable legal, financial and other out-of-pocket transaction fees and expenses, including due diligence investigations incurred in connection with the preparation, negotiation, documentation and operation of this Agreement, and any and all other documents prepared on or before the date hereof in connection herewith, whether or not any amounts are advanced under this Agreement.  In addition to the foregoing, the Borrower agrees to pay the reasonable legal fees, disbursements and other expenses incurred by the Lender subsequent to the date hereof in connection with the amendment, restatement, modification, enforcement or preservation of any rights under this Agreement and all documents delivered in connection herewith, including, without limitation, the Note.  The Lender may, in its discretion, add any such amounts discussed in this Section 5.02 to the amount of the Outstanding Borrowings if any such amount is not reimbursed by the Borrower within thirty (30) days of the date such expense was incurred by Lender.

Section 5.03        Reimbursement for Expenses

If, for any reason, the Borrower does not proceed with this transaction, fails to execute final documentation with the Lender or does not utilize the Credit Facility, then the Lender shall be entitled to reimbursement for all reasonable out-of-pocket disbursements and expenses incurred in connection herewith.

ARTICLE SIX

CONDITIONS PRECEDENT

Section 6.01        Conditions - Credit Facility

The obligation of the Lender to advance the Credit Facility under this Agreement is subject to the terms and conditions of this Agreement and is conditional upon satisfactory evidence being given to the Lender and its counsel as to compliance with the following conditions, on or before the Closing Date and at the time of each Drawdown (unless otherwise indicated):

(1)
Representations and Warranties True.  The representations and warranties contained in Section 7.01 of this Agreement are true and correct as of the Closing Date, and shall continue to be true and correct in every material respect during the Term as if made by the Borrower on the Closing Date.

(2)	Resolutions and Certificates. The Lender shall have received, duly executed and in form and substance satisfactory to it:

(i)
a copy of the Certificate of Incorporation and by-laws of the Borrower and a copy of the resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Security and any other instruments contemplated hereunder, certified by an appropriate officer of the Borrower (with such resolutions and consents to evidence the consent of a disinterested majority of the Borrower’s Board of Directors and approval of not less than 60% of the shares of the Borrower’s Series A preferred stock) (delivered on Closing Date only);

(ii)	a Certificate of Good Standing from the Secretary of State of the State of Delaware (delivered on Closing Date only);

(iii)
a certificate of incumbency for the Borrower showing the names, offices and specimen signatures of the officers who will execute this Agreement, the Security and any other instruments contemplated hereunder and thereunder (delivered on Closing Date only); and

(iv)	such additional supporting documents as the Lender or its counsel may reasonably request.

(3)
Delivery of Security.  The Lender shall have received the Security (together with any necessary consents, estoppels, confirmations, priorities agreements or subordinations of third parties as may be required by the Lender) duly executed by the issuer thereof and in form and substance satisfactory to the Lender and its counsel.

(4)	Registration. The Security has been registered, recorded or filed in all jurisdictions deemed necessary by the Lender and its counsel.

(5)	Indebtedness. Except for the Permitted Indebtedness, the Borrower shall not have any other Indebtedness.

(6)
Legal Opinions. The Lender shall have received from Robert Norton, general counsel to the Borrower, a favorable legal opinion in connection with this Agreement, and the Security, substantially in the form of the opinion annexed as Schedule “A” hereto (delivery on Closing Date only).

(7)	No Default. No Default or Event of Default has occurred and is continuing.

(8)
Organization and Capital Structure.  The Lender shall be satisfied with the organizational and capital structure of the Borrower.  The Lender agrees and confirms that it is satisfied with the Borrower’s organizational and capital structure as of the Closing Date for purposes of this subsection (8).

(9)
Material Adverse Change.  Nothing shall have occurred nor any fact become known to the Lender of which the Lender was not aware at the date of this Agreement and which is reasonably likely to have a material adverse effect on the  general affairs, financial condition, business, property or assets of the Borrower or creates a material impairment in the prospect of repayment of any portion of the Credit Facility to be advanced by the Lender or results in a material impairment of the value or priority of the Lender’s Security Interest.

(10)
Transaction Expenses.  The Lender shall have received payment in full of all reasonable fees and out of pocket expenses payable to the Lender which have become due on or before the Closing Date (including payment of all fees and expenses of counsel to the Lender).

(11)	Insurance. The Lender shall have received certificates of insurance in accordance with Section 8.01(8).

(12)
Material Contracts. Lender shall be satisfied that all material agreements, contracts, permits, licenses and leases of the Borrower are in full force and effect and that the Borrower and the other parties thereto are not in default thereunder.

(13)
Security Interests.  All Security Interests or secured convertible debentures charging any asset of the Borrower, other than Security Interests in favor of the Lender and Permitted Encumbrances, shall have been (i) discharged, (ii) fully subordinated and postponed in right of security and payment in favor of the Lender’s Security and the Outstanding Obligations, or (iii) if applicable, converted into equity securities of the Borrower.

(14)
Financial Performance.  The Lender shall have received a certificate from the Borrower, and any supporting financial documentation that the Lender may reasonably request, indicating that the Borrower has achieved in the aggregate projected quarterly annualized license fees during its two (2) most recent fiscal quarters, and has maintained its expenses, all in accordance with the Borrower’s most recent annual budget.

Section 6.02        Waiver

The terms and conditions stated in this Article Six are inserted for the sole benefit of the Lender and may be waived by it in writing in whole or in part and with or without terms or conditions.

ARTICLE SEVEN

REPRESENTATIONS AND WARRANTIES

Section 7.01        Representation and Warranties

The Borrower represents and warrants to the Lender that on the Closing Date and, where applicable, as of the date of each Drawdown:

(1)
Due Incorporation.  The Borrower is a corporation duly incorporated, organized and in good standing under the laws of the State of Delaware.  The Borrower has all necessary corporate power and authority to own its properties and assets and to carry on business as now conducted and is duly licensed or registered or otherwise qualified to carry on business in all jurisdictions wherein the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, including, without limitation, the States of Delaware, New York and the nation of New Zealand, except where failure to do so would not have a material adverse effect on such assets or the ability of the Borrower to perform its obligations hereunder.

(2)
Power.  The Borrower has full corporate power and capacity to enter into, deliver and perform its obligations under this Agreement, the Note, the Security and all other instruments contemplated hereunder.

(3)
Due Authorization and No Conflict.  The execution, delivery and performance by the Borrower of this Agreement, the Note, the Security, and all other instruments contemplated hereunder and the consummation of the transactions contemplated hereby and thereby:

(i)	have been duly authorized by all necessary corporate action;

(ii)
do not and will not conflict with, result in any breach or violation of, or constitute a default under the Certificate of Incorporation or by-laws of, or any Applicable Laws, determination or award presently in effect and applicable to the Borrower, or of any commitment, agreement or any other instrument to which the Borrower is now a party or is otherwise bound;

(iii)	do not (except for the Security) result in or require the creation of any Security Interest upon or with respect to any of the properties or assets of the Borrower; and

(iv)
do not require the consent or approval (other than those consents or approvals already obtained and copies of which have been delivered to the Lender) of, or registration or filing with, any other party (including shareholders or directors of the Borrower) or any Governmental Authority having jurisdiction except for filings in connection with the perfection of the Security Interests created by the Security.

(4)
Valid and Enforceable Obligations.  This Agreement, the Note, the Security and all other instruments contemplated hereunder to which the Borrower is a party, are, or when executed and delivered to the Lender will be, legal, valid and binding obligations of the Borrower enforceable by the Lender in accordance with their respective terms.

(5)	Title. Subject only to Permitted Encumbrances, the Borrower has good and marketable title to its real and personal property, free and clear of all Security Interests.

(6)	Validity and Priority of Security. Subject only to Permitted Encumbrances, the Security creates a valid first priority, charge, lien and security interest on the accounts receivable of the Borrower.

(7)
No Actions.  Save as set forth in Schedule “B”, there are no actions, suits, proceedings, inquiries or investigations existing or, to the knowledge of the Borrower, pending, threatened or affecting the Borrower in any court or before or by any federal, state or municipal or other governmental department, commission, board, tribunal, bureau or agency, domestic or foreign, which are reasonably likely to affect adversely the financial condition, property, assets, operations or business of the Borrower, the ability of the Borrower to repay the Outstanding Obligations or any part thereof or which are reasonably likely to affect adversely the ability of the Borrower to perform any of its obligations under this Agreement, the Note, the Security or any other instrument contemplated hereunder, or the validity or enforceability of this Agreement or the Security.

(8)
No Material Adverse Change or Event of Default.  No event has occurred and is continuing, and no circumstance exists which has not been waived, and which constitutes a Default or Event of Default hereunder or, to the best of the Borrower’s knowledge, a default or event of default in respect of any material commitment, agreement or any other instrument to which the Borrower is now a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder, or terminate any such material commitment, agreement or instrument, or which would have a material adverse effect upon the general affairs, financial condition, property, assets, operations or business of the Borrower.

(9)
Compliance with Law.  The Borrower is not in violation of any terms of its Certificate of Incorporation or by-laws or, to the best of the Borrower’s knowledge, of any law, regulation, rule, order, judgment, writ, injunction, decree, determination or award presently in effect and applicable to it, the violation of which would have a material adverse effect on the general affairs, financial condition, property, assets, operations or business of the Borrower.

(10)
Location of Assets.  Schedule “C” contains the legal description of all real property owned by the Borrower. Set out in Schedule “D” is a list of all real property locations leased by the Borrower. Set out in Schedule “H” is a list of all real property locations in which any material asset owned by the Borrower is located and which locations are neither owned nor leased by the Borrower.

(11)
Subsidiaries.  Other than as set out in Schedule “K” to this Agreement, the Borrower does not own any shares or voting securities of any Person and has no Subsidiaries.  The Subsidiaries, collectively, do not have assets in excess of $150,000.

(12)
Taxes.  The Borrower has filed all foreign, federal, state and local tax returns which are required to be filed and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Borrower in respect of any Taxes or other governmental charges are adequate.

(13)	Intellectual Property.

(i)
The Borrower solely owns or licenses pursuant to a License Agreement all Intellectual Property, necessary for the conduct in all material respects of its business as now conducted without any conflict known to the Borrower with the rights of others, and in each case free from any Security Interest except for Permitted Encumbrances and the Security. No Intellectual Property of the Borrower has been dedicated to the public.  Set out in Schedule “I” are all registered or applied for patents, patent applications, trademarks, trade names, copyrights, licenses and rights with respect to the Intellectual Property owned by the Borrower.

(ii)
Any Intellectual Property that is not owned by the Borrower is used with the consent of or license from the rightful owner through the License Agreements set forth in Schedule “J” hereto; such License Agreements are valid and subsisting and in good standing and there are no defaults thereunder by the Borrower or, if applicable, its Subsidiaries. The Borrower has all rights necessary to use the Intellectual Property  described in the License Agreements set out in Schedule “J” hereto, free from any Security Interest, except for Permitted Encumbrances and the Security.

(14)
Supplier and Trade Relations. There is not any actual or, to the best of the Borrower’s knowledge and belief, threatened termination or cancellation of, or any material adverse change in, the business relationship between the Borrower and any supplier or vendor material to the operations of the Borrower.

(15)
Labor Matters.  To the best of the Borrower’s knowledge, there are no strikes or other labor disputes against the Borrower that are pending or threatened.  All payments due from the Borrower on account of workers compensation, social security, employment insurance, employee health plans and insurance of every kind and employee income tax source deductions and vacation pay have been paid.  The Borrower does not have any obligation under any collective bargaining agreement nor, to the best of the Borrower’s knowledge, is there any organizing activity involving the Borrower  by any labor union or group of employees.  All employee and employer contributions under any pension plan operated by the Borrower have been made and the fund or funds established under such plans are funded in accordance with applicable regulatory requirements and there exists no going concern unfunded liabilities or solvency deficiencies thereunder.

(16)
Accuracy of Information. All factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, including, without limitation, any financial statement, budget, balance sheet or business plan, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading.

(17)	Solvency. The Borrower is solvent and is generally able to pay its debts as they become due and will be able to do so after giving effect to the transactions contemplated in this Agreement.

(18)
Chief Executive Office. The chief executive office, principal place of business and place where the Borrower keeps its non-financial Books and Records is located at 39 West 37th Street, 8th floor, New York City, New York 10018.

(19)	Financial Year End. The financial year end of the Borrower is the last day of December.

(20)	Guarantees. The Borrower has not guaranteed the obligations of any Person in respect of Indebtedness for borrowed money other than in connection with Permitted Indebtedness.

(21)
Authorized and Issued Capital. The authorized capital of the Borrower consists of 250,000,000 shares of common stock, par value $0.001 per share, of which 90,440,000 shares are (as of the Closing Date) issued and outstanding, and 50,000,000 shares of preferred stock, all designated as Series A Preferred Stock, par value $0.001 per share, of which 32,667,123 shares are (as of the Closing Date) issued and outstanding.

(22)
No Required Disposition. Except as set forth in Schedule “J”, there is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Borrower would be required to sell or otherwise dispose of any of its personal property, including, without limitation, Intellectual Property.

(23)
Predecessor Names and Trade Names.  Since the date of its incorporation, the Borrower has not used nor does it now use any name other than its current corporate name and any other names set out in Schedule “L” annexed hereto.

(24)
No Consumer Goods.  The Borrower does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Borrower.

(25)	Partnership. The Borrower is not in partnership with any Person nor is the Borrower and any of its Subsidiaries a participant in any joint venture.

(26)	No Claims. The Borrower does not have any existing claims against the Lender.

Section 7.02        Compliance with Securities Laws

The Borrower is in compliance in all material respects with the provisions and requirements of all applicable securities laws, stock exchanges, regulations, rules and requirements of any jurisdiction having authority in relation to the Borrower, including, without limitation, the completion on a proper and timely basis of all necessary filings and reports under any and all such securities laws, regulations, rules and requirements (including those of applicable stock exchanges).

Section 7.03        Disclosure

No representation or warranty made by the Borrower in this Agreement or any of the Security delivered by the Borrower contains any untrue statement of a fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they were made.

Section 7.04        Lender Representations and Warranties

The Lender represents and warrants to the Borrower that:

(1)
the Lender is a limited partnership whose primary place of business is located in New York City, New York, and all necessary approvals to authorize the execution of this Agreement on behalf of the Lender have been obtained;

(2)	the Lender has the right and authority to enter into this Agreement and make the advances of credit contemplated hereby;

(3)	the Lender is acquiring the Note as principal for its own account and not for the benefit of any other person;

(4)
the Lender is (i) an “accredited investor” within the meaning of the Securities Act of 1933; (ii) is acquiring the Note as an investment and not for resale, and (iii) is able to evaluate its investment in the Borrower on the basis of general business information respecting the Borrower presented by the Borrower;

(5)	the Lender has had the opportunity to ask and have answered any and all questions which the Lender wished to have answered with respect to the business and affairs of the Borrower;

Section 7.05        Survival of Representations and Warranties

The representations and warranties contained in this Article Seven shall survive the execution and delivery of this Agreement and the making of Borrowings hereunder, regardless of any investigation or examination made by the Lender or its counsel.  The Lender shall be deemed to have relied upon each of the Borrower’s representations and warranties in advancing the Credit Facility.

ARTICLE EIGHT

COVENANTS

Section 8.01        Positive Covenants

From the date hereof and until the Outstanding Obligations are repaid in full, the Borrower will observe and perform each of the following covenants, unless compliance therewith shall have been waived in writing by the Lender:

(1)
Existence.  The Borrower will do or cause to be done all such things as are necessary to maintain its corporate existence in good standing, to ensure that it has, at all times, the right and is duly qualified to conduct its business and to obtain and maintain all rights, privileges and licenses necessary for the conduct of its business.

(2)
Conduct of Business.  The Borrower will maintain, operate and use its properties and assets, and will carry on and conduct its business so as to preserve and protect such properties and assets and business and the profits thereof.

(3)
Payment of Principal, Interest and Expenses. The Borrower will duly and punctually pay or cause to be paid to the Lender the Outstanding Obligations at the times and places and in the manner provided for herein.

(4)
Payment of Taxes and Claims.  The Borrower will pay and discharge promptly when due all Taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claim upon any such properties or assets; but the Borrower shall not be required to pay any such Tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto.

(5)	Use of Proceeds. The Borrower shall use the proceeds of all Borrowings exclusively for the purposes set forth in subsection 4.06.

(6)	Reserves. The Borrower will maintain appropriate reserves for Taxes and other contingent expenses or liabilities in accordance with GAAP.

(7)
Other Information.  The Borrower shall furnish to the Lender promptly on written request therefor such other information in its possession respecting its financial condition and its business and affairs as the Lender may from time to time reasonably require.

(8)	Insurance.

(i)	Borrower shall obtain and maintain for the Term, at its own expense, and present Lender with certificates evidencing the following coverages:

(A)
“All Risk” property damage insurance against loss or damage.  The coverage limit shall be at least equal to the balance sheet value of the tangible personal property of the Borrower.  The deductible shall not exceed US$25,000.

(B)
Commercial General Liability Insurance (including contractual liability, products and completed operations coverage) reasonably satisfactory to Lender.  The limit of liability shall be at least equal to US$1,000,000 per occurrence (inclusive of any excess umbrella liability coverage).  The policy shall be without deductible, except for the products liability coverage which may have a deductible up to US$10,000.

(ii)
Such other insurance against risks of loss and with terms as shall be reasonably required by Lender.  All policies of insurance shall be placed with financially sound, commercial insurers reasonably satisfactory to the Lender.

(9)
Books and Records.  The Borrower will, at all times, maintain proper records and books of account in accordance with GAAP (except that the unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end adjustments which in the aggregate will not be material) and therein make true and correct entries of all dealings and transactions relating to its business and, if requested in writing by the Lender, will make the same available for inspection by the Lender or any agent of the Lender at all reasonable times during normal business hours following reasonable notice.

(10)	Reporting Requirements. Borrower shall furnish to the Lender:

(i)
Financial Statements.  Promptly as they are available and in any event: (i) within sixty (60) days of the end of each fiscal quarter of the Borrower,  consolidated quarterly financial statements of the Borrower and any Subsidiaries; and (ii) within thirty (30) days of each month end, the unaudited, consolidated internal financial statements of the Borrower and any Subsidiaries.

(ii)
Notice of Defaults.  As soon as possible, and in any event within three (3) Business Days after the discovery of a Default or Event of Default, provide the Lender with an officer’s certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the remedial action which the Borrower has taken or proposes to take with respect thereto.

(iii)	Miscellaneous. Such other information as the Lender may reasonably request from time to time.

(11)
Access.  The Borrower will permit the Lender through its officers or employees or through any agents or consultants retained by it, upon request following reasonable notice, to have reasonable access during normal business hours and from time to time (but not more often than twice per year, unless the Lender has a good faith belief or concern regarding the Borrower’s ability to meet its financial projections or repay the Outstanding Obligations, in which case the foregoing limitation shall not apply), to any of the Borrower’s premises and, as reasonably requested by the Lender, to any records, information or data in its possession so as to enable the Lender to ascertain the state of the Borrower’s operations, and will permit the Lender, to make copies of and abstracts from such records, information or data and will, upon request of the Lender and at Lender’s expense (if such expenses are not immaterial), deliver to the Lender copies of such records, information or data.

(12)
Notice of Material Adverse Change.  The Borrower will give to the Lender prompt written notice, and in any event within three (3) Business Days of the occurrence thereof, of any material adverse change in the general affairs, business, condition (financial or otherwise) of the Borrower or any of its Subsidiaries, or of any material loss, destruction or damage to its properties and assets, or if there is a material impairment of the prospect of repayment of any portion of the Outstanding Obligations owing to the Lender or a material impairment of the value or priority of the Lender’s Security Interest in the Property.

(13)
Notice of Litigation.  The Borrower will give to the Lender prompt written notice, and in any event within five (5) Business Days of the occurrence thereof, of any material action, suit, litigation, or other proceeding which is commenced or threatened against it and which has a claimed amount in excess of US$100,000.

(14)
Registration of Security.  The Borrower will provide the Lender with such assistance and do such things as the Lender may from time to time request so that the Security and any other instruments of conveyance or assignment effected pursuant to this Agreement or otherwise will be and remain registered, recorded or filed from time to time in such manner and in such places as may in the opinion of the Lender be necessary or advisable in perfecting the Security Interests constituted thereby.

(15)
Material Contracts.  The Borrower shall perform all material obligations of the Borrower pursuant to all documents, contracts and agreements material to the operations of the Borrower, subject to any good faith disputes by the Borrower with respect thereto.

(16)	Compliance with Laws. The Borrower shall comply in all respects with all Applicable Laws, non-compliance with which could have a material adverse effect on Borrower’s business or operations.

(17)
New Locations.  The Borrower shall advise the Lender in writing not less than thirty (30) days’ prior to the Borrower: (i) changing the location of its registered office, principal place of business or the location of its records or acquiring any such new locations; (ii) establishing new places of business; (iii) keeping, maintaining or storing inventory at any location other than the locations listed in Schedules “C”, “D” or “H” ; or (iv) changing its corporate name or domicile.  Upon any event described in subparagraph (iii) above, Schedules “C”, “D” or “H”, as applicable, shall be deemed to be amended to reflect such occurrence without the requirement of any further action.

(18)
Maintenance of Equipment and Similar Assets.  The Borrower, in accordance with commercially reasonable standards, shall keep and maintain all items of equipment and other similar types of personal property in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall, at all times, be maintained and preserved, ordinary wear and tear excepted.

(19)
Maintenance of Intellectual Property.  The Borrower shall pay all fees and take all commercially reasonable steps necessary in a prompt and diligent manner to keep and maintain the Intellectual Property in force, updated, valid and enforceable and to maintain the confidential, proprietary nature of all trade secrets, know how and other unregistered Intellectual Property.

(20)
Additional Security.  In the event that the Borrower acquires or incorporates a Subsidiary with assets, rights or property with a book value (as determined by the financial statements of such Subsidiary) in excess of US$100,000 or an existing Subsidiary (or any Subsidiary of a Subsidiary), acquires assets, rights or property with a book value (as determined by the financial statements of such Subsidiary) in excess of US$100,000 outside of the ordinary course of business, the Borrower shall forthwith deliver to the Lender, in form and substance satisfactory to the Lender and its counsel,

(i)
an instrument or instruments of the Subsidiary in favor of the Lender and pursuant to which the Subsidiary shall guarantee the Outstanding Obligations of the Borrower, postpone the indebtedness, liabilities and obligations of the Borrower to such Subsidiary to the Outstanding Obligations of the Borrower, grant a general security interest in favor of the Lender as security for its obligations to the Lender pursuant to such guarantee and represents and warrants substantially as to the matters referred to in Section 7.01 as they would relate to such Subsidiary;

(ii)
certified copies of the certificate of incorporation and by-laws of each of such Subsidiary and of the resolutions of the board of directors of each of such Subsidiary approving the aforesaid instruments and approving the giving of any financial assistance and of all documents evidencing other necessary corporate action of each such Subsidiary and any shareholder agreement to which the Borrower may be a party with respect to its shareholding in such Subsidiary and government approvals, if any, with respect to the aforesaid instruments;

(iii)
a certificate of a senior officer of the Subsidiary certifying the jurisdiction of incorporation of the Subsidiary, a description of each type of material property or assets, whether tangible or intangible, of the Subsidiary and its location, the legal description of all property, owned or leased, and the location of each place of business, the chief executive office and the registered office or head office of the Subsidiary;

(iv)	a certificate of status or good standing with respect to the Subsidiary and issued by the jurisdiction of incorporation of the Subsidiary;

(v)	a favorable legal opinion of such Subsidiary’s counsel as to such matters as the Lender may reasonably request; and

(vi)	such other certificates and documentation as the Lender may reasonably request.

Section 8.02        Restrictive Covenants

From the date hereof and until the Outstanding Obligations are paid in full, the Borrower shall adhere to the following covenants unless waived in writing by the Lender:

(1)
Not to Merge, etc.  The Borrower and each of its Subsidiaries shall not enter into any transaction or series of related transactions (whether by way of merger, conversion, winding-up, consolidation, reorganization, reconstruction, combination, continuance, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other Person or, in the case of merger or conversion, of the continuing corporation resulting therefrom without the prior written consent of the Lender.

(2)
Indebtedness.  The Borrower shall not create, assume, issue or permit to exist, directly or indirectly, any Indebtedness except for Permitted Indebtedness without the prior written consent of the Lender.

(3)
Negative Pledge.  Except for Permitted Encumbrances or Purchase Money Obligations, the Borrower shall not create, assume, incur or suffer to exist any Security Interest in or upon any of the property charged by the Security, including, without limitation, Intellectual Property, without the prior written consent of the Lender.

(4)
No Guarantees.  The Borrower shall not be or become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by Guarantee other than as permitted hereunder, without the prior written consent of the Lender.

(5)
Restrictions on Subsidiaries, Investments and Loans.  The Borrower shall not, without the prior written consent of the Lender, directly or indirectly, (i) acquire or form any Subsidiary after the date hereof, unless it has complied with the provisions of Section 8.01(20) in connection therewith; or (ii) make any loan or loans to or an equity investment or investments (a “Permitted Investment”) in excess of US$50,000 in, or purchase or otherwise acquire or hold any shares or securities of any single Person.  For greater certainty, nothing contained in this Agreement shall restrict the ability of the Borrower to enter into any type or amount of treasury bill investment and other term deposits with financial institutions in the ordinary course of business. Except where such business association is in the ordinary course of its business and does not materially or adversely affect the assets of the Borrower or the Security, the Borrower shall not become a partner in any partnership or a participant in any joint venture without the prior written consent of the Lender.

(6)
Transactions with Affiliates.  The Borrower shall not enter into or consummate a transaction of any kind with any of its Affiliates or any of their respective Affiliates other than (i) compensation and employment arrangements with directors or officers in the ordinary course of business, provided that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment; (ii) transactions with the Lender or any Affiliate of the Lender; (iii) payments permitted under and pursuant to written agreements entered into by and between the Borrower and one or more Affiliates that both (A) reflect and constitute an arm’s length transaction between unrelated parties of equal bargaining power, (B) are subject to such terms and conditions as determined by the Lender in its sole discretion, and (C) are, collectively, not more than $50,000; (iv) carrying out the transactions contemplated by the LLC Agreement; and (v) transactions with a Subsidiary in the ordinary course of business (in relation to what is ordinary as of the Closing Date).

(7)
Relocation of Assets.  The Borrower shall not locate or permit to be situated any of its present or after-acquired property or assets in any jurisdiction other than as set out in Schedule “C”,  Schedule “D” or Schedule “H” or assets in transit in the ordinary course of business without having first notified the Lender in writing.

(8)
Disposition of Assets.  The Borrower and each of its Subsidiaries shall not sell, assign, transfer, convey, lease (as lessor), license, contribute or otherwise dispose of, or grant options, warrants or other rights with respect to the property charged by the Security, other than Permitted Asset Sales and non-exclusive licenses of Intellectual Property in the ordinary course of business, without the prior written consent of the Lender.

(9)
Material Contracts.  The Borrower shall not cancel or terminate any material contract or amend nor otherwise modify any material contract, or waive any default or breach under any material contract, or take any other action in connection with any contract that would have a material adverse effect on the business or affairs of the Borrower.

(10)
Charter Documents; Name; Jurisdiction of Organization.  The Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to the Lender, (ii) without at least thirty (30) days prior written notice to the Lender, change its name or jurisdiction of incorporation, or (iii) wind up, liquidate, dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing.

(11)
Intellectual Property Escrow.  Except as set forth in Schedule “J”, the Borrower hereby covenants with the Lender that it has not, and shall not, place any of its Intellectual Property, including, without limitation, any source code (the “Escrowed Intellectual Property”) in escrow, without first ensuring that the beneficiary of such escrow would only be able to use the Escrowed Intellectual Property to update, maintain and internally use such beneficiary’s internal software and not be able to modify such Escrowed Intellectual Property (except as may be reasonably required for internal purposes only) or license, sell, assign, transfer, distribute or otherwise dispose of such Escrowed Intellectual Property.

(12)
Dividends and Extraordinary Bonuses. The Borrower shall not, without the prior written consent of the Lender, (i) pay any cash dividends or make any cash distributions on its equity securities, (ii) purchase, redeem, retire or otherwise acquire any of its shares (other than repurchases pursuant to the terms of employee stock option plans, up to an aggregate annual amount not to exceed US$100,000 per year, or pursuant to the LLC Agreement), (iii) return any capital to any holder of its equity securities or (iv) pay any extraordinary bonuses to employees or management, provided however, that the Borrower may pay dividends payable solely in common stock.

ARTICLE NINE

SECURITY

Section 9.01         Security

The Borrower shall execute and deliver to, or shall cause to be executed and delivered to, the Lender in form and substance satisfactory to the Lender and its counsel, this Agreement, the Note, and all documents to secure all debts, liabilities and obligations of the Borrower to the Lender including, without limitation, the Outstanding Obligations, as follows:

(1)
a security agreement issued by the Borrower creating a Security Interest in all present and after-acquired accounts receivable of the Borrower (as such accounts receivable are more fully described in the security agreement); and

(2)	all such other security agreements with respect to the aforementioned collateral which the Lender may reasonably require.

Section 9.02         Further Assurances

The Borrower from time to time shall execute and deliver, or cause to be executed and delivered, to the Lender such further documents and assurances, in form and substance satisfactory to the Lender and its counsel, as may be reasonably requested by the Lender for the purpose of giving effect to this Agreement, the Note, or the Security or for the purpose of establishing compliance with the representations, warranties and conditions of this Agreement, the Note, or the Security.

ARTICLE TEN

EVENTS OF DEFAULT

Section 10.01       Events of Default

Notwithstanding anything to the contrary herein,

(i)
the Outstanding Obligations shall, at the option of the Lender, become immediately due and payable to the Lender and the Lender may without notice to the Borrower apply any amounts outstanding to the credit of the Borrower to repayment of the Outstanding Obligations;

(ii)	the interest rate on all Outstanding Obligations may, at Lender’s option, become the Default Rate; and

(iii)	the Security shall, at the option of the Lender, become immediately enforceable,

upon the occurrence of any of the following events (each an “Event of Default”):

(1)
Failure to Pay Principal or Interest – if the Borrower fails to make punctual payment when due of any principal amount or interest payable hereunder and if such payment is not made within five (5) Business Days of the day on which such payment is due;

(2)
Failure to Pay Other Amounts – if the Borrower fails to make punctual payment when due of any amount payable hereunder other than principal or interest and if such payment is not made within five (5) Business Days of the day on which the Borrower receives notice that such payment is due;

(3)
False Representations, Etc. – if any representation or warranty made or given herein, in any certificate delivered pursuant hereto or in any financial statements, budgets, balance sheets or business plans delivered pursuant hereto is false or misleading in any material respect;

(4)
Default in Certain Covenants – if there is any default or failure in the observance or performance of any covenant contained in Section 8.02 provided that such default or failure is continuing five (5) Business Days after written notice thereof is given to the Borrower by the Lender.

(5)
Default in Other Covenants – if, other than in respect of covenants contained in Section 8.02, or any covenant to pay, there is any default or failure in the observance or performance of any other act required to be done or any other covenant or condition required to be observed or performed under this Agreement or the Security, and the default or failure continues for five (5) Business Days after written notice by the Lender to the Borrower specifying such default or failure;

(6)	Default under Security – if there is any default, event of default or failure in the observance or performance of any covenant in the Security;

(7)	Insurance Lapse – if any insurance on the properties or assets of the Borrower lapses and such coverage shall not be reinstated within fifteen (15) Business Days of such lapse;

(8)	Insolvency – if the Borrower or any of its material Subsidiaries is unable to pay its debts as such debts become due or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

(9)
Voluntary Proceedings – if the Borrower makes a general assignment for the benefit of creditors; or any proceeding or filing is instituted or made by the Borrower seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any similar law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets; or the Borrower takes any corporate action to authorize any of the actions set forth in this subsection 10.01(9);

(10)
Involuntary Proceedings – if any notice of intention is filed or any proceeding or filing is instituted or made against the Borrower in any jurisdiction seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets or seeking possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of the Borrower unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or stayed within thirty (30) days of institution thereof;

(11)
Receiver, etc. – if a receiver, liquidator, trustee, sequestrator or other officer with like powers is appointed with respect to, or an encumbrancer pursuant to a Security Interest or otherwise takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over any of the properties or assets of the Borrower or gives notice of its intention to do so;

(12)
Execution, Distress – if any writ, attachment, execution, sequestration, extent, distress or any other similar process becomes enforceable against the Borrower or if a distress or any analogous process is levied against any of the properties or assets of the Borrower, except where the same is being contested actively and diligently in good faith by appropriate and timely proceedings and the enforcement or levy has been stayed;

(13)
Suspension or Termination of Business – if the Borrower or any of its material Subsidiaries suspends or ceases or threatens to suspend or cease its business, dissolves, liquidates, or undertakes to carry out any of the foregoing;

(14)
Sale –  if the Borrower or any of its material Subsidiaries sells or otherwise disposes of, or threatens to sell or otherwise dispose of, all or a substantial part of its undertaking and property and assets to any arm’s length third party, whether in one transaction or a series of related transactions, other than pursuant to a Permitted Asset Sale;

(15)
Change in Control – if the Borrower or any of its material Subsidiaries engage in a merger, sale of stock, share exchange, reorganization, conversion, or similar event following which the beneficial owners of the Borrower or Subsidiary (as the case may be) prior to such transaction control less than fifty percent (50%) of the voting or economic interests in the Borrower or Subsidiary (as the case may be);

(16)
Assignment – if the Borrower assigns or attempts to assign its rights under this Agreement or any of the Security or any interest herein or therein to a third party without the prior consent of the Lender;

(17)
Value of Security – if the value of the Borrower's average accounts receivable is, over the course of twenty (20) consecutive Business Days, less than seventy-five percent (75%) of the Outstanding Obligations during such time;

(18)
Cross-Default – if the Borrower defaults in the payment, when due, of any indebtedness for borrowed money in the principal amount of US$25,000 or greater, and such default has not been waived within the applicable cure period, if any, or if such indebtedness is accelerated or otherwise becomes due and payable prior to the stated maturity thereof; and

(19)
Material Adverse Change – if (i) there occurs a material adverse change in the general affairs, business, property, assets, management or condition (financial or otherwise) of the Borrower or any of its Subsidiaries or (ii) there is, in the Lender’s good faith business judgment acting reasonably, a material impairment of the prospect of repayment of any portion of the Outstanding Obligations owing to the Lender or an impairment of the value or priority of the Lender’s Security Interest (each, an “Impairment”). If the Borrower disputes whether an Impairment has occurred, then the Borrower can request that such determination be made by an auditor of national reputation selected by the Borrower and reasonably acceptable to the Lender. The fees and expenses of such independent determination shall be borne by (a) the Borrower if the auditor determines that an Impairment has occurred or (b) the Lender if the auditor determines that an Impairment has not occurred.

Section 10.02       Lender May Waive

The Lender may at any time waive any Default or Event of Default which may have occurred, provided that no such waiver shall extend to or be taken in any manner whatsoever to affect any subsequent Default or Event of Default or the rights or remedies resulting therefrom.  No such waiver shall be effective unless given by the Lender in writing.

Section 10.03       Remedies are Cumulative

For greater certainty, the rights and remedies of the Lender under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; and any single or partial exercise by the Lender of any right or remedy for a Default or Event of Default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Lender may be lawfully entitled for the same Default or breach, and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted by the Lender shall not be deemed to be a waiver of that or any subsequent Default.

Section 10.04       Set-Off

The Lender shall be entitled at any time or from time to time after the occurrence of an Event of Default which is continuing, without notice to set-off, consolidate and to apply any or all deposits and any other indebtedness at any time held by or owing by the Lender to the Borrower against and on account of the debts, liabilities or obligations of the Borrower to the Lender, whether or not due and payable and whether or not the Lender has made Demand therefor.

ARTICLE ELEVEN

ENVIRONMENTAL MATTERS

Section 11.01       Representations and Warranties

The Borrower hereby represents and warrants as follows:

(1)
the business of the Borrower has been operated in compliance in all material respects with all applicable Environmental Laws and with all permits, licenses and authorizations issued pursuant to Environmental Laws; and

(2)
there are no claims, investigations, litigation, administrative proceedings, whether pending or threatened relating to any Contaminants, Releases or other forms of pollution or alleged violation of applicable Environmental Laws (collectively, “Environmental Matters”) that may reasonably be expected to have a material adverse effect upon the Borrower. The Borrower has not assumed any material liability of any other Person for response, removal, remediation, investigation, clean up, compliance or required capital expenditures in connection with any Environmental Matter arising prior to the date hereof.

Section 11.02       Environmental Covenants

The Borrower covenants with the Lender as follows:

(1)	Compliance. The Borrower shall comply in all material respects with the requirements of any Environmental Law applicable to it.

(2)
Notification.  The Borrower shall promptly forward to the Lender copies of all material orders, notices, permits, applications or other communications and reports in its possession in connection with any Environmental Law affecting or relating to the Property or the operations and activities of the Borrower.

ARTICLE TWELVE

GENERAL

Section 12.01       Notices

Any notice, request or other communication hereunder to any of the parties hereto shall be in writing and be well and sufficiently given if delivered personally, via reputable overnight courier, or sent by prepaid registered mail to its address and to the attention of the person set forth below:

(1)	In the case of the Borrower:

DILIGENT BOARD MEMBER SERVICES, INC.
39 West 37 Street, 8th Floor
New York, New York  10018
Attn: Alessandro Sodi, Chief Executive Office

(2)	In the case of the Lender:

SPRING STREET PARTNERS, L.P.
488 Madison Ave., 21st Floor
New York, New York  10022
Attn: David Liptak

Any such notice shall be deemed to be given and received, if delivered personally or by courier, when delivered, and if mailed, on the third Business Day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the three (3) Business Days after the date of mailing in which case the notice shall be deemed to have been received on the third Business Day after postal service resumes.  Either party may by notice to the other, given as aforesaid, designate a changed address.

Section 12.02       Performance of Covenants by the Lender

If, as a result of an Event of Default, any of the covenants or obligations contained herein shall not be performed by the Borrower, the Lender may perform such covenant or obligation and, if in so doing the Lender spends money or incurs liability, the amount of money reasonably so spent or liability incurred shall be added to the Outstanding Obligations.

Section 12.03       Indemnity

In addition to any other indemnity provided for herein, the Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or any instrument delivered hereunder; and (ii) all losses or expenses (including any losses or expenses sustained or incurred in liquidating or redeploying deposits or other funds contracted for or acquired or used to effect or maintain the Outstanding Obligations or part thereof) in any way suffered, incurred, or paid by the Lender, its officers, employees and agents as a result of or in anyway arising out of, following, or consequential to transactions between the Lender and the Borrower under this Agreement or the Security, or otherwise (including without limitation reasonable attorneys fees and expenses), except to the extent that any such losses are caused by the Lender’s gross negligence or willful misconduct.

Section 12.04       No Set-Off or Counterclaim

The obligations of the Borrower to make payments hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any set-off, compensation, counterclaim, recoupment, defence or other right which the Borrower may have against the Lender.

Section 12.05       Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.06       Time of Essence

Time shall, in all respects, be of the essence of this Agreement.

Section 12.07       Assignment

The Borrower may not assign this Agreement or any part hereof without the prior written consent of the Lender.  Upon giving written notice thereof to the Borrower, this Agreement shall be assignable by the Lender, in whole or in part.

Section 12.08       Entire Agreement

This Agreement, together with the Note, Security and any other instruments contemplated hereby, constitutes the entire agreement between the parties with respect to the matters covered hereby and supersedes any other prior agreements or representations.

Section 12.09       Amendments

No amendment, modification or waiver of any provision of this Agreement or consent by the Lender to any departure from any provision of this Agreement is in any way effective unless it is in writing and signed by the Borrower and the Lender, in which event the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

Section 12.10       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York therein and shall be treated in all respects as a New York contract.

Section 12.11       Conflict

In the event that there is any conflict or inconsistency between the provisions contained in this Agreement and the provisions contained in any document delivered pursuant hereto or in connection herewith including, without limitation, the Security, the provisions of this Agreement shall have priority over and shall override the provisions contained in the other document to the extent of such conflict or inconsistency.

Section 12.12       Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 12.13       Counterparts

This Agreement may be executed by one or more of the parties to this Agreement by facsimile and in any number of separate counterparts, each such counterpart to be deemed an original and all said counterparts when taken together shall be deemed to constitute one and the same instrument.

Section 12.14       Waiver of Trial by Jury.

THE BORROWER AND THE LENDER EACH HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE SECURITY OR NOTE.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

[Signatures on following page]

BORROWER:

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Alessandro Sodi
Name: Alessandro Sodi
Title: CEO and President

LENDER:

SPRING STREET PARTNERS, L.P.

By:	Spring Street Partners, Inc.
Its:	General Partner

	By:	/s/ David Liptak
David Liptak, President

SCHEDULE “A”

FORM OF OPINION

March 12, 2010

To Spring Street Partners L.P.

Re:           Credit Agreement, dated March 12, 2010 (the “Credit Agreement”) among Diligent Board Member Services, Inc. (the “Company”) and Spring Street Partners L.P. (the “Lender”).

Ladies and Gentlemen,

I am delivering this opinion to you in my capacity as General Counsel of the Company pursuant to Section 6.01(6) of the Credit Agreement.  Unless otherwise defined in this opinion letter or the context otherwise requires, all capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

In rendering the opinions contained in this opinion letter, I have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of the Company as I have deemed appropriate, including without limitation:

A.	The Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate").

B.	The Credit Agreement, executed by the Company and the Purchasers.

C.	The Security Agreement, dated March 12, 2010 executed by Company.

D.	The Revolving Promissory Note, dated March 12, 2010, executed by Company (the “Note”).

E.
The Financing Statement naming the Borrower as debtor and naming the Lender as secured party, which I understand and assume has been duly filed and indexed in the office of the Secretary of State of the State of Delaware.

F.	A copy of the Amended and Restated Bylaws of the Company.

G.	A copy of the Written Consent in Lieu of Meeting executed by all of the Directors of the Company.

H.
A Certificate of the Delaware Secretary of State with respect to the Company’s good standing in such jurisdiction.  Our opinions as to the good standing of the Company are based solely upon such certificate.

The Credit Agreement, the Security Agreement and the Note are sometimes referred to in this opinion letter as the “Transaction Documents”).  I express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of New York.

As to matters of fact, we have relied, to the extent I deem proper, upon the representations of the Company and the Lender set forth in the Transaction Documents, and upon certificates of officers of the Company. I have assumed due authorization, execution and delivery of the Transaction Documents by, and the enforceability of the Transaction Documents against, all parties thereto other than the Company.  I have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by me; the correctness of all statements of fact made in response to my inquiries by officers and other representatives of the Company and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by me; the authenticity of all documents submitted to me as originals; and the conformity to authentic original documents of all documents submitted to me as copies.  I have also assumed that the transactions contemplated by the Credit Agreement and Security Agreement have been consummated.

Whenever any opinion or other statement in this letter is indicated to be as “known to me” or based upon “my knowledge,” or is similarly qualified, the qualification signifies that, in the course of my representation of the Company, no information has come to my attention which causes me to think that such opinion is not correct, but that I have not undertaken any independent investigation to determine the existence of any information respecting matters addressed in such opinions.

Based solely upon and in reliance on the documents and statements referred to above, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1.         The Company is a corporation organized and existing under the law of the State of Delaware, the state of its incorporation, and is in good standing.

2.         The Company has the corporate power and authority to (a) own its own properties, (b) to conduct its business as currently conducted, and (c) to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.  The Company has duly authorized the execution and delivery of the Transaction Documents to which it is intended to be a party, and the performance by the Company of its obligations thereunder.

3.         The Transaction Documents have been duly executed and delivered by the Company.  The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations thereunder, do not (a) violate the provisions of any New York law; (b) violate the provisions of the Amended Certificate or the Company’s Bylaws, each as amended to date; (c) to my knowledge, violate any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Company; (d) violate, to my knowledge, any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party, or by which the company or any of its assets may be bound; or (e) to my knowledge, result in the creation or imposition of any lien on any of the Company’s properties or assets (other than as contemplated by the Credit and Security Agreement) pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

4.         Subject to the limitations contained in the next paragraph, the Transaction Documents to which the Company is a party are valid and binding upon and enforceable against the Company.

My opinion concerning the validity, binding effect and enforceability of each Transaction Document means that: (a) each such document constitutes an effective contract under applicable law, (b) each such document is not invalid because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the remaining sentences of this paragraph, some remedy is available if there is material default under any such document. However, the validity, binding effect and enforceability of each such document may be limited or otherwise affected by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (y) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

5.         To my knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Transaction Documents or might be reasonably likely to have a material adverse effect on the Company.

6.         No action of, or notice to or filing with, any governmental authority or regulatory body (other than filings to perfect security interests) is required in connection with the execution, delivery and performance of the Transaction Documents by the Company.

The opinions set forth in this opinion letter are effective as of the date hereof.  I express no opinions other than as herein expressly set forth, and no expansion of my opinions may be made by implication or otherwise.  I do not undertake to advise you of any matter within the scope of this opinion letter which comes to my attention after the delivery of this letter and disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

This opinion letter is being furnished to the Lender in connection with the transactions contemplated by the Credit Agreement, the Security Agreement and the Note for its use and the use of its counsel.  This opinion letter is not to be relied upon for any other purpose or by any other person, or distributed or quoted from, in whole or in part, without my express written consent.

Respectfully yours,

DILIGENT BOARD MEMBER SERVICES, INC.

Robert Norton

General Counsel

SCHEDULE “B”

LITIGATION

None.

SCHEDULE “C”

OWNED PROPERTIES

None.

SCHEDULE “D”

LEASED PROPERTIES

Headquarters at 39 West 37th Street, New York, New York 10018 (“Headquarters Office”)

Finance at 155 Willowbrook Boulevard, Wayne, New Jersey 07470 (“Finance Office”)

SCHEDULE “E”

FORM OF PROMISSORY NOTE

 REVOLVING PROMISSORY NOTE

U.S.$1,000,000	Dated: March 12, 2010.

FOR VALUE RECEIVED, the undersigned, DILIGENT BOARD MEMBER SERVICES, INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of SPRING STREET PARTNERS, L.P. (the “Lender”), the principal amount of One Million United States Dollars (US$1,000,000), or, if less, the Outstanding Borrowings and to pay all other amounts due on the days and in the amounts set forth in the credit agreement referred to below (the “Credit Agreement”).  Unless defined herein, capitalized terms which are defined in the Credit Agreement shall have the meanings attributed thereto.

The Outstanding Obligations shall be payable in full on the Maturity Date, or such earlier date as provided for in the Credit Agreement.

Interest on the Outstanding Borrowings of this Note from the date of this Note until such principal amount is paid in full shall accrue at the Interest Rate (as detailed in the Credit Agreement) and shall be payable on the dates and in the manner set forth in the Credit Agreement.  The Commitment Fee shall be calculated and be payable on the dates and in the manner set forth in the Credit Agreement.

The Outstanding Obligations are payable in US Dollars to the Lender as follows: SPRING STREET PARTNERS, L.P. (as detailed in the Credit Agreement), in immediately available funds.  The Borrowings advanced by the Lender to the Borrower and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by the Lender on its books.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated March 12, 2010, between the Borrower and the Lender.  The Credit Agreement, among other things, (a) provides for the establishment of a secured Credit Facility by the Lender to the Borrower in the principal amount of up to US$1,000,000 and (b) contains provisions for acceleration of the maturity thereof upon the happening of certain stated events.

Presentment for payment, demand, notice of protest and protest all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

This Note shall be non-assignable by the Borrower and the obligation of the Borrower to repay the Outstanding Obligations is secured under the Security.

Upon giving written notice thereof to the Borrower, this Note shall be assignable by the Lender, in whole or in part, in accordance with the assignment provisions contained in the Credit Agreement. Whenever in this Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon Borrower and its successors, and shall inure to the benefit of Lender and its successors and assigns.

The Borrower shall pay, in accordance with the terms of the Credit Agreement, all reasonable fees and expenses, including, without limitation, reasonable legal fees and costs, incurred by the Lender in the enforcement or in an attempt to enforce any of the Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of law principles.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the Borrower has caused this Note to be duly executed on the date hereof.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
Name: Alessandro Sodi

Title: CEO and President

SCHEDULE “F”

FORM OF DRAWDOWN REQUEST

FORM OF DRAWDOWN REQUEST

I, ____________________, the _______________________________________ of Diligent Board Member Services, Inc., a Delaware corporation (the “Borrower”), do hereby certify, on behalf of the Borrower, pursuant to the provisions of that certain Credit Agreement, dated as of March 12, 2010 (as amended, restated, supplemented or replaced from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and between the Borrower and Spring Street Partners, L.P. (the “Lender”), that:

1.           The Borrower hereby requests a Drawdown in the aggregate principal amount of $____________ [must be $100,000 or a whole-number multiple thereof] to be made on _________________, 20__, under the Credit Agreement.  The proceeds of the Drawdown should be wired on behalf of the Borrower as set forth below.  The foregoing instructions shall be irrevocable.

Bank Name:
Bank Address:
ABA#:
Account Name:
Account Number:
Federal Tax I.D. #:

2.           After giving effect to the foregoing, the amount of the Outstanding Borrowings shall not exceed the Commitment.

3.           All representations and warranties of the Borrower made in the Credit Agreement and the Security are true and correct as of the date hereof, both before and immediately after giving effect to the application of the proceeds of the Drawdown in connection with which this Drawdown Request is given, and all applicable conditions set forth in Section 6.01 of the Credit Agreement have been and continue to be satisfied as of the date hereof or appropriately waived in writing by the Lender.

4.           The amount of all accounts receivable of the Borrower as of the date hereof is equal to $________________.

DATED the ___ day of ____________, 20__.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
Name: Alessandro Sodi

Title: CEO and President

SCHEDULE “G”

PERMITTED ENCUMBRANCES

Collateral	Secured Party	Debtor	UCC Filing	UCC Filing #
NOTICE FILING:  The ‘Collateral’ defined below is covered by this financing statement only to the extent such Collateral is provided to or obtained by Debtor in connection with present or future:  (i) leases, loans, conditional sale agreements or other agreements with Secured Party, or (ii) obligations funded by Secured Party on behalf of or at the direction of Debtor.  Copies of applicable agreements with specific Collateral listings can be obtained from Secured Party.  To the extent listed in applicable agreements, Collateral consist of all Debtor’s right, title and interest in the listed licenses, equipment, inventory and goods (including, without limitation, attachments, accessories, accessions and replacements), wherever located and whether now or hereafter acquired or existing, together with all related:  (a) contracts, documents of title, investment property, chattel paper, notes and instruments (b) accounts, contract rights and general intangibles (c) records, data, information and documentation (d) proceeds, whether cash or non-cash, and products of the foregoing in any form and (e) all rights, claims and remedies of Debtor arising in connection with any of the foregoing.  Debtor has no independent or separate power, right or authority to encumber, transfer or dispose of such Collateral or of any interest therein except as expressly directed by Secured Party.
	Key Equipment Finance, Inc.	Diligent Board Member Services, LLC	YES	6315973-8

All of the following equipment together with all related software, whether now owned or hereafter acquired and wherever located (all as more fully described on IBM Credit LLC Supplement(s) # D37186) IBM Equipment Type 8849 9992 9993 9994  All additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitations, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software.  IBM Credit LLC files this notice as a precautionary filing.  See UCC 9-505.  (12/11/06) UCC Log Number:  CPVP0D37186   2566587
	IBM Credit LLC	Diligent Board Member Services, LLC	YES	6432384-6

All equipment and other personal property, including but not limited to furniture, fixtures and equipment subject to that certain Agreement Number LA#092607JE2-003 dated September 26, 2007, between Secured Party as Lessor/Creditor and Debtor as Lessee/Debtor, and subject to any and all existing and future schedule entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the Equipment, and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the Equipment.  LA #092607JE2-003.
	Envision Capital Group, LLC	Diligent Board Member Services, LLC	YES	2007-3898516

All equipment and other personal property, including but not limited to furniture, fixtures and equipment subject to that certain Agreement Number LA#092607JE3-004 dated September 26, 2007, between Secured Party as Lessor/Creditor and Debtor as Lessee/Debtor, and subject to any and all existing and future schedule entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the Equipment, and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the Equipment.  LA #092607JE3-004.
	Envision Capital Group, LLC	Diligent Board Member Services, LLC	YES	2007-3898524
	Assignment to: Marlin Leasing Corporation			2007-4367610

Collateral	Secured Party	Debtor	UCC Filing	UCC Filing #
(1) Catalyst 3750 24 10/100/1000T+4, SFP enhanced multiplayer, (1) CON-SNTP-3750G24T: Smartnet 24x7x4 CAT 3750 24 enhanced multilayer, (1) ASA 5520 appliance with SW, HA, 4GE+FE, 3DES/AES, New (1) ASA 5520 appliance with SW, HA 4GE+FE, 3DES/AES, New (1) CON-SNTP-AS2BUNK9 Smartnet 24x7x4 (1) CON SNTP-AS2BUNK9 Smartnet 24x7x4, (1) ASA 5500 AIP security services module-10, (1) ASA 5500 AIP security services odule-10, (1) CON-SU1-ASIP10K9 IPS SVC, AR NBD ASA AIP, (1) CON-SU1-ASIP10K9 IPS SVC AR NBD.  “and all replacements, substitutions, accessions, add-ons, and all proceeds and accounts of the Debtor arising out of or related to the foregoing.  This Financing Statement relates to an Equipment Lease between the Debtor (as Lessee) and the Secured Party (as Lessor).  The Lease is a “true lease”, and this Financing Statement is filed to give notice of Secured Party’s ownership interest in the collateral and also as a precautionary measure in the event the Lease is determined to be other than a true lease.”
	Marlin Leasing Corp	Diligent Board Member Services, LLC	YES	2007-4333422

All computer equipment and peripherals (collectively “Equipment”), wherever located, heretofore or hereafter financed to DILIGENT BOARD MEMBER SERVICES, INC / DILIGENT PARTNERS, LLC by Creditor pursuant to that certain revolving credit Account #6879450205000223512, dated March 7, 2008 (the “Account”) and all of Lessee’s rights, title and interest in and to use any software and services (collectively, “Software”) financed under and described in the Account, along with any additions, financed amounts, modifications or supplements to the Account, and all substitutions, additions, accessions and replacements to the Equipment and Software, now or hereafter installed in, affixed to, or used in, conjunction with the Equipment and Software and the proceeds thereof together with all payments, insurance proceeds, any refunds or credits obtained by Debtor from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to said Equipment, Software or the Account.
	Dell Financial Services L.P.	Diligent Board Member Services, Inc.	YES	2008-0859817

Collateral	Secured Party	Debtor	UCC Filing	UCC Filing #
See attached equipment listing:

1 CMODEMUS EMC Clarion Service Modum US 2 20 CX4G15450 EMC 146 GB 15K 4GB FC 3 2 CS4PDAE EMC 4G DAE Factory Install 4 1 CS4SPS EMC CK4-120 Optional Second SPS 5 1 CX412CKIT EMC CS4-120 Common RTU & PowerPath Docs 6 1 CX412OC EMC CX4-120C SPE with Single SPS 7 1 FSBUNDEMCCX4120 WEMC Clarion Storage Array 8 1 MPRESW001 EMC Premium SW Support Open SW 36 Mths 9 1 MPRESW004 EMC Premium SW Support Open SW Mths 10 2 NAVAGTWINKIT EMC Navisphere Agent for Windows Kit 11 1 NAVAYZ4KIT EMC Navisphere Analyzer CX4 Media Kit 12 1 NAVAY24120 EMC Navisphere Analyzer for the CX4-120 13 1 NAV4KIT EMC Navisphere Manager CX4 Media Kit 14 1 NAV4120 EMC Navisphere Manager fort he CX4-120 15 1 VCX414615K EMC 145GB 15K 4G Drives Vault pack Qty 5 16 1 VP4KIT EMC VirtualProvisioning for the CX4-120 18 1 EMC Virtual Provisioning for the CX-120 18 1 WUPRESHW001 Premium HW Support Warr UPG 36mths

All of the equipment and personal property and all modifications and additions thereto and replacements and substitutions therefore, together with all accessories, accessions, attachments, in whole or in part, leased or be leased by Lessor to Lessee pursuant to Schedule No. 637846 to Master Lease Agreement dated October 1, 2009 between Presidio Technology Capital, LLC f/k/a Solarcom Capital, LLC (Lessor) and Diligent Board Member Services, Inc. (Lessee) together with the proceeds thereof.  This filing for precautionary purposes in connection with equipment leasing and is not to be construed as indicating the transaction is other than a true lease.
	Presidio Technology Capital, LLC	Diligent Board Member Services, Inc.	YES	2009-3291959

See attached equipment listing:

1 CMODEMUS EMC Clarion Service Modum US 2 20 CX4G15450 EMC 146 GB 15K 4GB FC 3 2 CS4PDAE EMC 4G DAE Factory Install 4 1 CS4SPS EMC CK4-120 Optional Second SPS 5 1 CX412CKIT EMC CS4-120 Common RTU & PowerPath Docs 6 1 CX412OC EMC CX4-120C SPE with Single SPS 7 1 FSBUNDEMCCX4120 WEMC Clarion Storage Array 8 1 MPRESW001 EMC Premium SW Support Open SW 36 Mths 9 1 MPRESW004 EMC Premium SW Support Open SW Mths 10 2 NAVAGTWINKIT EMC Navisphere Agent for Windows Kit 11 1 NAVAYZ4KIT EMC Navisphere Analyzer CX4 Media Kit 12 1 NAVAY24120 EMC Navisphere Analyzer for the CX4-120 13 2 NAV4KIT EMC Navisphere Manager CX4 Media Kit 14 1 NAV4120 EMC Navisphere Manager fort he CX4-120 15 1 VCX414615K EMC 145GB 15K 4G Drives Vault pack Qty 5 16 1 VP4KIT EMC VirtualProvisioning for the CX4-120 18 1 EMC Virtual Provisioning for the CX-120 18 1 WUPRESHW001 Premium HW Support Warr UPG 36mths

All of the equipment and personal property and all modifications and additions thereto and replacements and substitutions therefore, together with all accessories, accessions, attachments, in whole or in part, leased or be leased by Lessor to Lessee pursuant to Schedule No. 637848 to Master Lease Agreement dated October 1, 2009 between Presidio Technology Capital, LLC f/k/a Solarcom Capital, LLC (Lessor) and Diligent Board Member Services, Inc. (Lessee) together with the proceeds thereof.  This filing for precautionary purposes in connection with equipment leasing and is not to be construed as indicating the transaction is other than a true lease.
	Presidio Technology Capital, LLC	Diligent Board Member Services, Inc.	YES	2009-3292015

SCHEDULE “H”

LOCATION OF ASSETS

PEER 1, 1000-555 West Hastings Street, Vancouver, BC, Canada V6B 4N5 (Servers)

Elus, 1525 – 10th Avenue SW, Calgary, AB, Canada T3C 0J4 (Servers)

Equinix, 275 Hartz Way, Secaucus, New Jersey 07094 (Servers)

Switch and Data Inside Delivery, 151 Front Street, Suite 707, Toronto, ON Canada M5J2N1 (Servers)

SCHEDULE “I”

INTELLECTUAL PROPERTY

Patents – NA

Patent Applications – NA

Trademarks – Diligent®   Diligent Boardbooks™

Trade names – NA

Copyrights – None filed

Licenses and Rights with Respect to Intellectual Property – Service Agreements with Clients

SCHEDULE “J”

LICENSES

None.

SCHEDULE “K”

SUBSIDIARIES

Diligent Board member Services NZ, Limited

Diligent Boardbooks Limited

SCHEDULE “L”

PREDECESSOR/TRADE NAMES

None.